Exhibit 99.1

Information Relating to Part II, Item 14, “Other Expenses of Issuance and Distribution.”

The following table sets forth the expenses incurred or expected to be incurred by KEMET Corporation (the “Company”) in connection with the offering and sale of 8,416,814 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-219371), as supplemented by a preliminary prospectus supplement dated September 6, 2017 and a final prospectus supplement dated September 6, 2017, other than underwriting discounts and commissions. All expenses other than the Securities and Exchange Commission registration fee are estimates.

Securities and Exchange Commission registration fee	$15,550.00
Printing expense	$10,000.00
Accounting fees and expense	$165,000.00
Legal fees and expense	$255,000.00
Miscellaneous expenses	$4,450.00
Total	$450,000.00